October 3, 2005


via U.S. Mail and facsimile to 011 (852) 2343-4976

Po S. Fong
Chief Financial Officer
Highway Holdings Limited
Suite 810, Level 8, Landmark North
39 Lung Sum Avenue
Sheung Shui
New Territories, Hong Kong

      RE:	Highway Holdings Limited
		Form 20-F for the fiscal year ended March 31, 2005
      File No. 0-28990


Dear Ms. Fong:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief



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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE